Exhibit 99.1

GigInternational1, Inc. Announces the Separate Trading of its Common Stock and Warrants

Commencing July 9, 2021

PALO ALTO, Calif., — July 2, 2021 — GigInternational1, Inc. (Nasdaq: GIWWU) (the “Company” or “GigInternational1”) today announced that holders of the Company’s public units may elect to separately trade the common stock and warrants underlying such public units commencing on July 9, 2021. Each unit consists of one share of common stock and one-half (1/2) of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. For each public unit, one share of common stock and one-half (1/2) of one warrant will be issued. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. Accordingly, unless a holder of public units owns and separates in increments of two units, such holder will receive and be able to trade only whole warrants (to the extent that the holder owns and separates in increments of more than one unit), and will forfeit any fractional warrants upon separation of the units.

Those public units not separated will continue to trade under the symbol “GIWWU.” The common stock and warrants are expected to trade under the symbols “GIW” and “GIWWW,” respectively. Holders of the public units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the public units into shares of common stock and warrants.

The public units were initially offered by the Company in an underwritten offering, and Oppenheimer & Co. Inc. and William Blair & Company, L.L.C. (collectively, the “Underwriters”) acted as the joint book-running managers for the offering and acted as co-manager for the offering.

Registration statements relating to the offering of the public units and the underlying securities had been filed by the Company and were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 18, 2021. Additionally, the Underwriters exercised their over-allotment option for the purchase of 900,000 units.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com and William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687 or by email at prospectus@williamblair.com. Copies of the registration statements can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, a member entity of GigCapital Global and the founder of GigInternational1 Sponsor, LLC, used pursuant to agreement.

About GigInternational1

GigInternational1 (Nasdaq: GIWWU) is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company (SPAC), focusing on companies in the technology, media, and telecommunications, aerospace and defense, mobility, and semiconductor industries, primarily located in Europe or Israel. It was sponsored by GigInternational1 Sponsor, LLC, which was founded by GigFounders, LLC, each a member entity of GigCapital Global, and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

The Company intends to focus on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business with an enterprise valuation larger than $1 billion.

MEDIA CONTACT

Brian Ruby, ICR, brian.ruby@icrinc.com